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                                                                      EXHIBIT 39
                       THE UNITED STATES SHOE CORPORATION

                     RETIREMENT PLAN FOR OUTSIDE DIRECTORS


1.       PURPOSE

         The purpose of The United States Shoe Corporation Retirement Plan for Outside Directors is to provide retirement benefits for non-employee members of the Board of Directors of The United States Shoe Corporation and to aid The United States Shoe Corporation in continuing to attract and retain highly qualified directors.

2.       DEFINITIONS

         2.1     "Board" shall mean the Board of Directors of the Company.

         2.2     "Company" shall mean The United States Shoe Corporation.

         2.3 "Credited Service" shall mean active service as an Outside Director, including service as an Outside Director prior to the Effective Date. One year of Credited Service shall be given for each twelve full months of Credited Service, whether or not consecutive. A fraction of a year of Credited Service shall be rounded up or down to the nearest whole year.

         2.4     Effective Date" shall mean February 2, 1995.

         2.5 "Outside Director" shall mean any member of the Board who is not an employee of the Company or any subsidiary of the Company.

         2.6 "Plan" shall mean The United States Shoe Corporation Retirement Plan for Outside Directors, as set forth in this document, as amended from time to time.

         2.7 "Retainer" shall mean the annual fee established by the Board for non-employee members of the Board, but shall exclude meeting fees, fees for serving as chair of a committee of the Board and expense reimbursements.

         2.8 "Retainer Payment Date" shall mean the last business day of each February, May, August and November after the Effective Date.

3.       RETIREMENT BENEFITS

         3.1 Except as otherwise provided herein, if an Outside Director who has at least five years of Credited Service ceases to be a member of the Board on or after the Effective Date for any reason other than his or her death, he or she shall be entitled to receive a quarterly retirement benefit equal to the one-fourth of the annual Retainer in effect on the date he or she ceased to be a member of the Board.

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         3.2     Each installment of an Outside Director's retirement benefit shall be payable on a Retainer Payment Date, beginning with the Retainer Payment Date next following the date on which he or she ceases to be a member of the Board (or, if later, the Retainer Payment Date coinciding with or next following the date on which he or she attains age 72) and continuing for his or her life.

         3.3 No retirement benefit shall be payable under the Plan to an Outside Director who dies while a member of the Board or after ceasing to be a member of the Board but prior to attaining age 72. In the event of the death of an Outside Director who is receiving a retirement benefit under the Plan, such retirement benefit shall thereupon terminate.

4.       PLAN ADMINISTRATION

         The Board shall have full power and authority to administer the Plan, including, but not limited to, the power to adopt rules and regulations for carrying out the Plan, the power to settle any disputes as to rights or benefits arising under the Plan, the power to interpret, construe and implement the provisions of the Plan, and the power to make such decisions or take such actions as the Board, in its sole discretion, deems necessary or advisable to aid in the proper administration of the Plan.

5.       NONALIENATION OF BENEFITS

         No benefit payable under the Plan may be accelerated, assigned, borrowed, pledged, mortgaged, or hypothecated and, to the extent permitted by law, no such benefit shall be subject to legal process or attachment for the payment of any claims against any person entitled to receive Plan benefits.

6.       AMENDMENTS

         This Plan may be amended, modified or terminated by the Board at any time. No amendment, modification or termination shall reduce or adversely affect the accrued benefit payable under the Plan to any Outside Director or former Outside Director without his or her consent.

7.       WITHHOLDING

         Payments made by the Company under the Plan shall be subject to withholding at the time of such payment, as shall be required under any applicable income tax or other law, whether federal, state or local.

8.       FUNDING

         No benefit under the Plan shall be secured by any specific assets of the Company, nor shall any assets of the Company be segregated or designated as attributable to or allocated to the

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satisfaction of such benefits.  Benefit payments shall be made solely from the
Company's general assets, and the persons entitled to receive Plan benefits shall have the status of general unsecured creditors of the Company with respect to such payments.

9.       GOVERNING LAW

         The Plan shall be interpreted, construed and enforced in accordance with the laws of the State of Ohio.

10.      TERMINATION ON MERGER

         Notwithstanding the foregoing, immediately prior to the merger of Luxottica Acquisition Corp. into the Company (the "Merger Date") the Plan shall terminate and each Outside Director shall receive a lump sum payment which is the actuarial equivalent of his accrued benefit under the Plan immediately prior to the Merger Date. For purposes of the Plan, actuarial equivalence shall be based upon: 1983 Group Annuity Mortality Table with a 50/50 male/female weighting and an interest rate of 7-1/2% per annum


         IN WITNESS WHEREOF, The United States Shoe Corporation has hereunto caused its name to be subscribed on the 21 day of April, 1995.



                                              THE UNITED STATES SHOE CORPORATION



                                              By  /s/  K. Brent Somers
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